Exhibit T3E-1

Form of Notice of Exchange

In connection with BlockFi’s previously announced SEC settlement, we are changing the obligor of BlockFi Interest Accounts of U.S. clients from BlockFi Lending LLC to BlockFi Inc. This means that BlockFi Interest Accounts for U.S. clients will be obligations of the parent entity, BlockFi Inc., instead of BlockFi Lending LLC (a wholly owned subsidiary of BlockFi Inc.).

To implement the change, BlockFi Inc. will initially assume BlockFi Lending’s obligations under the BlockFi Interest Accounts of our U.S. clients, effective [                 ]. Subsequent to the assumption, we will exchange the BlockFi Interest Accounts of our U.S. clients at BlockFi Lending LLC for BlockFi Interest Accounts at BlockFi Inc. We expect the exchange to be completed on [                 ].

The other terms and functions of the BlockFi Interest Account of our U.S. clients, including interest rates and payment terms will not be affected by the exchange. Clients are not required to take any action and all funds in their BIA accounts will continue to be accessible as usual.

BlockFi Interest Accounts are not registered under the Securities Act of 1933 and may not be offered or sold in the U.S., to U.S. persons or for the account or benefit of U.S. Persons absent registration or the availability of an exemption from registration.